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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                           Spirit Finance Corporation
--------------------------------------------------------------------------------

                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                    848568309
--------------------------------------------------------------------------------

                                 (CUSIP Number)


                                February 27, 2007
--------------------------------------------------------------------------------

             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 26 Pages
                         Exhibit Index Found on Page 25

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2              **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  5,810,000  Shares,  which is 5.4% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            California
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   2,970,500
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    2,970,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            2,970,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            2.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            PN
------------====================================================================




                               Page 2 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2              **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  5,810,000  Shares,  which is 5.4% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            California
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   2,298,300
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    2,298,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            2,298,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            2.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            PN
------------====================================================================




                               Page 3 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2              **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  5,810,000  Shares,  which is 5.4% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            California
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   214,800
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    214,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            214,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            0.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            PN
------------====================================================================




                               Page 4 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2              **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  5,810,000  Shares,  which is 5.4% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   218,100
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    218,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            218,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            0.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            PN
------------====================================================================




                               Page 5 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

     2              **   The  reporting  persons  making  this  filing  hold  an
                         aggregate  of  5,810,000  Shares,  which is 5.4% of the
                         class of securities. The reporting person on this cover
                         page,  however,  is a  beneficial  owner  only  of  the
                         securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            New York
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   108,300
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    108,300
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            108,300
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            PN
------------====================================================================




                               Page 6 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            OO
------------====================================================================




                               Page 7 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================




                               Page 8 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================




                               Page 9 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================




                              Page 10 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================




                              Page 11 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Douglas M. MacMahon
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================




                              Page 12 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================




                              Page 13 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================




                              Page 14 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================





                              Page 15 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================




                              Page 16 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
           United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================




                              Page 17 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================




                              Page 18 of 26 Pages

                                       13G
===================
CUSIP No. 848568309
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
     1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**

                    ** The reporting persons making this filing hold an aggregate of 5,810,000 Shares, which is 5.4% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
     3      SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
     4
            United States
------------====================================================================
                                    SOLE VOTING POWER
                             5
                                    -0-
       NUMBER OF        ------------============================================
                                    SHARED VOTING POWER
        SHARES               6
     BENEFICIALLY                   5,810,000
       OWNED BY         ------------============================================
                                    SOLE DISPOSITIVE POWER
         EACH                7
                                    -0-
       REPORTING        ------------============================================
      PERSON WITH                   SHARED DISPOSITIVE POWER
                             8
                                    5,810,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
            5,810,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     10     CERTAIN SHARES (See Instructions)                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11
            5.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
     12
            IN
------------====================================================================




                              Page 19 of 26 Pages

Item 1.  Issuer
         ------

         (a) Name of Issuer:
             --------------

             Spirit Finance Corporation (the "Company")

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             14631 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85254

Item 2.    Identity And Background
           -----------------------

     Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
     ----------------------------------------------------------------

     This statement relates to shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company. The CUSIP number of the shares is 848568309.

     Name  Of  Persons  Filing,   Address  Of  Principal   Business  Office  And
     ---------------------------------------------------------------------------
     Citizenship (Item 2(a), (b) and (c))
     -----------------------------------

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Farallon Funds
     ------------------

                   (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                   (ii)  Farallon  Capital  Institutional   Partners,   L.P.,  a
                         California limited partnership ("FCIP"), with respect to the Shares held by it;

                   (iii) Farallon  Capital   Institutional  Partners II, L.P., a
                         California   limited   partnership  ("FCIP  II"),  with
                         respect to the Shares held by it;

                   (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it; and

                   (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares held by it.

     FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Farallon Funds."




                              Page 20 of 26 Pages

         The Farallon General Partner
         ----------------------------

                   (vi) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds (the "Farallon General Partner"), with respect to the Shares held by each of the Farallon Funds.


         The Farallon Managing Members
         -----------------------------

                   (vii) The following  persons  who are managing members of the
                         Farallon General Partner, with respect to the Shares held by the Farallon Funds: Chun R. Ding ("Ding"),
                         William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), Douglas M. MacMahon ("MacMahon"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

        Ding, Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."

        The citizenship of each of the Farallon Funds and the Farallon General Partner is set forth above. Each of the Farallon Individual Reporting Persons is a citizen of the United States. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3. If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or
        ---------------------------------------------------------------
        240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity
        -----------------------------------------------------------------
        Specified In (a) - (j):
        ----------------------

        Not Applicable.

        If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
        -----------------------------------------------------------------------
        Box. [X]
        ---

Item 4. Ownership
        ---------

        The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.




                              Page 21 of 26 Pages

         The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. The Farallon Individual Reporting Persons, as managing members of the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. Each of the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
         ----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.















                              Page 22 of 26 Pages

                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 8, 2007

                     /s/ Mark C. Wehrly
                     ----------------------------------------
                     FARALLON PARTNERS, L.L.C.,
                     On its own behalf and as the General Partner
                     of FARALLON CAPITAL PARTNERS, L.P.,
                     FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., and TINICUM PARTNERS, L.P.
                     By Mark C. Wehrly,
                     Managing Member

                     /s/ Mark C. Wehrly
                     ----------------------------------------
                     By Mark C. Wehrly, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel,
                     Derek C. Schrier and Thomas F. Steyer.


     The Powers of Attorney executed by Ding and Schrier authorizing Wehrly to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Patel authorizing Wehrly to sign and file this
Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Wehrly to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Duhamel, Fried, Landry, Mellin, Millham and Steyer authorizing Wehrly to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 2006, by such Reporting Persons with respect to the Common Stock of Arbor Realty Trust, Inc., are hereby incorporated by reference. The Power of Attorney executed by MacMahon authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed




                              Page 23 of 26 Pages
with the Schedule 13D filed with the Securities and Exchange Commission on January 5, 2007, by such Reporting Person with respect to the Class A Common Stock of Univision Communications Inc., is hereby incorporated by reference.

































                              Page 24 of 26 Pages

                                  EXHIBIT INDEX


EXHIBIT 1                              Joint Acquisition Statement Pursuant to
                                       Section 240.13d-1(k)


































                              Page 25 of 26 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G


                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  March 8, 2007


                     /s/ Mark C. Wehrly
                     ----------------------------------------
                     FARALLON PARTNERS, L.L.C.,
                     On its own behalf and as the General Partner
                     of FARALLON CAPITAL PARTNERS, L.P.,
                     FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., and TINICUM PARTNERS, L.P.
                     By Mark C. Wehrly,
                     Managing Member

                     /s/ Mark C. Wehrly
                     ----------------------------------------
                     By Mark C. Wehrly, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel,
                     Derek C. Schrier and Thomas F. Steyer.
















                              Page 26 of 26 Pages